UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 16, 2012 (July 13, 2012)
PACIFIC PREMIER BANCORP, INC.
(Exact name of registrant as specified in its charter)
DELAWARE	0-22193	33-0743196
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1600 Sunflower Ave, Second Floor, Costa Mesa, CA		92626
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(714) 431-4000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2012, Ronald G. Skipper provided notice of his retirement as Chairman of the Board of Directors of Pacific Premier Bancorp, Inc. (the “Company”), and as Chairman of the Board of Directors of the Company’s subsidiary, Pacific Premier Bank (the “Bank”), effective July 26, 2012.  Mr. Skipper retired to pursue other professional activities.  Upon the effectiveness of his retirement, Mr. Skipper will receive a cash payment in an amount equal to the aggregate fees he would have received had he continued to serve as Chairman of the Boards of Directors of the Company and the Bank through the end of 2012, which aggregate amount is equal to $18,000.  Additionally, unvested options to purchase 3,170 shares of the Company’s common stock held by Mr. Skipper will become fully vested upon the effectiveness of his retirement.

Mr. Skipper’s retirement did not result from any disagreement with the Company concerning any matter relating to the Company’s operations, policies or practices.    In connection with his retirement, Mr. Skipper furnished to the Company the correspondence that is filed as Exhibit 99.2 hereto.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release, dated July 16, 2012, issued by the Company announcing retirement of Chairman of the Board Ronald G. Skipper.

99.2	Correspondence from Ronald G. Skipper dated July 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC PREMIER BANCORP, INC.

Dated:	July 16, 2012	By:	/s/ STEVEN R. GARDNER
Steven R. Gardner
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated July 16, 2012, issued by the Company announcing retirement of Chairman of the Board Ronald G. Skipper.
99.2	Correspondence from Ronald G. Skipper dated July 13, 2012.